Exhibit 99.8

May 17, 2020

The Board of Directors

Neurotrope, Inc.

1185 Avenue of the Americas, 3rd Floor

New York, NY 10036

Board of Directors

Members of the Board:

We hereby consent to (i) the inclusion of our opinion letter, dated May 15, 2020 to the Board of Directors of Neurotrope, Inc. (“Neurotrope”) to (A) the Current Report on Form 8-K of Neurotrope (the “8-K”) to be filed on or about May 18, 2020 and (B) the Registration Statements of Neurotrope, Inc. on Form S-3 (Nos. 333-237745, 333-217089, 333-215159 and 333-208502) and Form S-8 (Nos. 333-233464, 333-222274, 333-222273 and 333-200310) and (ii) the references made to our firm and such opinion in Exhibit 99.5 to the 8-K. Notwithstanding the foregoing, in giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/Nathan Johnson

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